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                                                                  [LETTERHEAD OF
                                                          ADVANCED MICRO DEVICES
                                                                   APPEARS HERE]

                                                                      EXHIBIT 99

NEWS RELEASE
                                                        For further information:
                                                        Chuck Mulloy
                                                        (408) 749-5481

                     ADVANCED MICRO DEVICES EXPECTS LOWER
                      THIRD-QUARTER REVENUES AND EARNINGS


SUNNYVALE, CA... September 25, 1995... Advanced Micro Devices (AMD) today announced that it expects third-quarter revenues and earnings to be lower than last quarter. The company attributes the expected shortfall entirely to flat Am486(R) microprocessor unit shipments at sharply lower prices. AMD plans to release quarterly results on October 10.


"We continue to anticipate that revenue growth from our other product lines will be up to 10 percent over the immediate prior quarter. Flash memory shipments are expected to be up nearly three times over the comparable quarter last year," said W. J. Sanders III, chairman and chief executive officer of AMD.


"AMD is responding aggressively to a market in which flash memory demand continues to outstrip our ability to produce. To meet customer demand, we continue to ramp flash memory production at our existing Fujitsu AMD Semiconductor Ltd. (FASL) fab in Aizu-Wakamatsu, Japan. In addition, FASL has approved construction of a second flash megafab and we will break ground on the new facility at a contiguous site in the first quarter of 1996," Sanders said.

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"While we believe the personal computer market is healthy, many of our customers depleted Am486 component inventories during the current quarter," Sanders said. "The 486 market is shifting rapidly to higher-speed parts. Two-thirds of our Am486 shipments this quarter will be at 100MHz or higher. While we expect fourth-quarter Am486 unit demand to increase, it is unlikely that AMD microprocessor revenue growth will resume until the company begins shipping products with fifth-generation performance in 1996."


AMD reported that it has made substantial progress validating the compatibility of its K86(TM) Superscalar architecture. "We are successfully running applications on Microsoft(R) Windows95(R) and more than 20 other operating systems, including UNIX(R) and OS/2(R), and we plan to widely sample devices that demonstrate our compatibility in December," Sanders said.


An early version of AMD's fifth-generation, superscalar microprocessor, code-named SS/5-75, will be available for sale in limited quantities during the first quarter of 1996. This 75MHz device will be a plug-in replacement for a 75MHz Pentium(R). It will be in volume production in the second quarter on AMD's 0.35-micron process technology in Fab 25, the company's new megafab in Austin, Texas.


"We expect that AMD K-5(TM) products reflecting the inherent 30-percent performance advantage over Pentium will be available one quarter after the SS/5-75. We plan to produce a total of more than five million 5th-generation superscalar devices in the first 12 months after shipments commence, with more than three-million units available in 1996," Sanders said.

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Advanced Micro Devices, Inc., is the fourth-largest U.S. merchant-supplier of integrated circuits. Focusing on the personal and networked computing and communications markets, AMD produces microprocessors and related peripherals, memories, programmable logic devices and circuits for telecommunications and networking applications. AMD has sales offices worldwide and manufacturing facilities in Sunnyvale, California; Austin, Texas; Bangkok, Thailand; Penang, Malaysia; Singapore; Aizu-Wakamatsu, Japan; and Basingstoke, England.


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WORLD WIDE WEB: Press announcements and other information about AMD are available on the Internet via the World Wide Web. Type http://www.amd.com at the URL prompt.

Am486 is a registered trademark of Advanced Micro Devices, Inc. K86 and AMD K-5 are trademarks of Advanced Micro Devices, Inc. Microsoft and Windows are registered trademarks of Microsoft Corporation. Pentium is a registered trademark of Intel Corporation. OS/2 is a registered trademark of International Business Machines Corporation.

AMD news release 95Corp20